Exhibit 5.1

October 14, 2014

Advanced Cell Technology, Inc.

33 Locke Drive

Marlborough, Massachusetts 01752

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,000,000 shares of the Company’s Common Stock par value $0.001 per share (the “Shares”), by Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), to be sold by Lincoln Park Fund, LLC, as listed in the Registration Statement under “Selling Stockholder.” We understand that the Shares are to be offered and sold in the manner described in the Registration Statement pursuant to a Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC dated June 27, 2014 (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the (a) authorization by the Company of the amount, terms and issuance of the Shares (the “Authorization”) and (b) the issuance of such Shares in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which is not less than the par value of such Shares) to be paid therefor in accordance with the Authorization, as the “Future Authorization and Issuance” of Shares.

Based on the foregoing, we are of the opinion that, upon the Future Authorization and Issuance of the Shares and delivery of the Shares against payment therefor in accordance with the terms of the Purchase Agreement, such Shares of Common Stock, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP